EXHIBIT 21



                         SUBSIDIARIES OF THE COMPANY (1)


                  Name                        Jurisdiction of Incorporation
------------------------------ ----           -----------------------------

Kulicke and Soffa AG                          Switzerland

Kulicke & Soffa (Asia) Limited                Hong Kong

Kulicke and Soffa (Japan) Ltd.                Japan and Delaware

Kulicke and Soffa (Israel) Ltd.               Israel

Kulicke and Soffa Investments, Inc.           Delaware

Micro-Swiss Limited                           Israel

Kulicke and Soffa Leasing, Inc.               Delaware

Kulicke & Soffa Singapore, Inc.               Delaware

Kulicke & Soffa Export, Inc.                  Barbados

AFWH Sub, Inc. (Formerly Circle "S"           Alabama
Industries, Inc.)

American Fine Wire Corporation                Alabama

American Fine Wire, Limited                   Cayman Islands

Dr. Muller Feindraht AG                       Switzerland

Semitec (2)                                   California


(1)  Certain  subsidiaries  are omitted;  however,  such  subsidiaries,  even if
     combined  into  one   subsidiary,   would  not  constitute  a  "significant
     subsidiary" within the meaning of Regulation S-X.

(2) The shares of Semitec and the Company's equity interest in Flip Chip Technologies, LLC are held by Kulicke and Soffa Holdings, Inc., a Delaware corporation.